Exhibit 10.55

PURCHASE AND SALE CONTRACT

BETWEEN

WOOD CREEK CPGF 22, L.P.,
a Delaware limited partnership

AS SELLER

AND

APC 2010 INVESTMENT, LLC,
a Delaware limited liability company

AS PURCHASER

WOODCREEK APARTMENTS

Table of Contents

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	2
2.1	Purchase and Sale	2
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	FEASIBILITY PERIOD	5
3.1	Feasibility Period	5
3.2	Expiration of Feasibility Period	6
3.3	Conduct of Investigation	6
3.4	Purchaser Indemnification	7
3.5	Property Materials	9
3.6	Property Contracts	10
ARTICLE IV	TITLE	11
4.1	Title Documents	11
4.2	Survey	12
4.3	Objection and Response Process	12
4.4	Permitted Exceptions	13
4.5	Assumed Encumbrances	14
4.6	Subsequently Disclosed Exceptions	20
4.7	Purchaser Financing	21
4.8	Housing Assistance Program Vouchers	21
ARTICLE V	CLOSING	22
5.1	Closing Date	22
5.2	Seller Closing Deliveries	23
5.3	Purchaser Closing Deliveries	24
5.4	Closing Prorations and Adjustments	26
5.5	Post Closing Adjustments	33
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	33
6.1	Seller’s Representations	33
6.2	AS-IS	35
6.3	Survival of Seller’s Representations	37
6.4	Definition of Seller’s Knowledge	38
6.5	Representations and Warranties of Purchaser	38
ARTICLE VII	OPERATION OF THE PROPERTY	40
7.1	Leases and Property Contracts	40
7.2	General Operation of Property	41
7.3	Liens	41
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	41
8.1	Purchaser’s Conditions to Closing	41
8.2	Seller’s Conditions to Closing	43
ARTICLE IX	BROKERAGE	44
9.1	Indemnity	44
9.2	Broker Commission	44
ARTICLE X	DEFAULTS AND REMEDIES	45
10.1	Purchaser Default	45
10.2	Seller Default	46
ARTICLE XI	RISK OF LOSS OR CASUALTY	48
11.1	Major Damage	48
11.2	Minor Damage	49
11.3	Closing	49
11.4	Repairs	50
ARTICLE XII	EMINENT DOMAIN	50
12.1	Eminent Domain	50
ARTICLE XIII	MISCELLANEOUS	51
13.1	Binding Effect of Contract	51
13.2	Exhibits and Schedules	51
13.3	Assignability	51
13.4	Captions	52
13.5	Number and Gender of Words	52
13.6	Notices	52
13.7	Governing Law and Venue	56
13.8	Entire Agreement	56
13.9	Amendments	56
13.10	Severability	57
13.11	Multiple Counterparts/Facsimile Signatures	57
13.12	Construction	57
13.13	Confidentiality	57
13.14	Time of the Essence	58
13.15	Waiver	58
13.16	Attorneys’ Fees	59
13.17	Time Zone/Time Periods	59
13.18	1031 Exchange	59
13.19	No Personal Liability of Officers, Trustees or Directors	60
13.20	ADA Disclosure	60
13.21	No Recording	61
13.22	Relationship of Parties	61
13.23	AIMCO Marks	61
13.24	Non-Solicitation of Employees	62
13.25	Survival	62
13.26	Multiple Purchasers	62
13.27	WAIVER OF JURY TRIAL	63
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	63
14.1	Disclosure	63

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A          Legal Description

Exhibit B          Form of Special Warranty Deed

Exhibit C          Form of Bill of Sale

Exhibit D          Form of General Assignment and Assumption

Exhibit E           Form of Assignment and Assumption of Leases and Security Deposits

Exhibit F           Form of Notice to Vendor Regarding Termination of Contract

Exhibit G          Form of Tenant Notification

Exhibit H          Form of Lead Paint Disclosure

SCHEDULES

Schedule 1       Defined Terms

Schedule 3.5.1 List of Materials

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 25th day of January, 2012 (the “Effective Date”), by and between WOOD CREEK CPGF 22, L.P., a Delaware limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and APC 2010 INVESTMENT, LLC, a Delaware limited liability company, having a principal address at 101 S. Ellsworth Avenue, Suite 300, San Mateo, California 94401-3911 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate located at 1710 S Gilbert Road, Mesa, Maricopa County, Arizona 85204, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Woodcreek Apartments.

B.         Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1.            Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2.            Purchase Price and Deposit.

  The total purchase price (“Purchase Price”) for the Property shall be an amount equal to $28,000,000.00, payable by Purchaser, as follows:

2.2.1.      Within 2 Business Days following the Effective Date, Purchaser shall deliver to First American Title Insurance Company, 1125 17th Street, Suite 750, Denver, Colorado 80202, Attn: Stephen Sanders, Phone: 303-876-1133, Fax: 303-704-1878, Email: stephensanders@firstam.com (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of $500,000.00 by wire transfer of immediately available funds (“Good Funds”).

2.2.2.      The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the Closing Date.

2.2.3.      At the Closing, subject to Purchaser’s obligations under Section 4.5, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Note, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “Loan Balance”) to the extent that the Loan Assumption and Release occurs at the Closing.

2.2.4.      Seller and Purchaser agree that the amount of One Hundred and No/100 Dollars ($100.00) of the Deposit has been paid by Purchaser to Seller as consideration for Seller’s execution and delivery of this Contract (the “Independent Contract Consideration”).  The Independent Contract Consideration is independent of any other consideration or payment provided for in this Contract and, notwithstanding anything to the contrary herein, is non-refundable in all events.

2.3.            Escrow Provisions Regarding Deposit.

2.3.1.      Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably approved by Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2.      Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3.      Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right under Section 3.2 or Section 4.5.10 below (in which event Escrow Agent shall promptly release the Deposit to Purchaser on demand), if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4.      The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part other than in connection with (i) any breach or violation of any written instructions provided by either party hereto or of the provisions of this Section 2 and any other provisions of this Contract relating to the Escrow Agent, (ii) any negligence or other tortious conduct of Escrow Agent, or (iii) any violation of law by Escrow Agent.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent constituting (i) any breach or violation of any written instructions provided by either party hereto or of the provisions of this Section 2 and any other provisions of this Contract relating to the Escrow Agent, (ii) any negligence or other tortious conduct of Escrow Agent, or (iii) any violation of law by Escrow Agent.

2.3.5.      The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6.      Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1.            Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including February 24, 2012 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations  of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2.            Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1.

3.3.            Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4.            Purchaser Indemnification.

3.4.1.      Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.  Purchaser shall, however, not be liable for any damages incurred by Seller resulting from the mere discovery by Purchaser of a pre-existing condition at or with regard to the Property; provided, however, that, if Purchaser proceeds with acquisition of the Property after the expiration of the Feasibility Period, Purchaser shall accept the Property with such pre-existing condition and assume any risks associated therewith.

3.4.2.      Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a detailed description and plan of the invasive tests Purchaser desires to perform.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall, at Purchaser’s sole cost and expense, and in accordance with all applicable environmental laws, dispose of any hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5.            Property Materials.

3.5.1.      Within 3 Business Days after the Effective Date, and to the extent the same have not already been provided by Seller to Purchaser, Seller agrees to use reasonable efforts to deliver to Purchaser, or at Seller’s option make available at the Property, copies of such documents and information concerning the Property that are in Seller’s possession or reasonable control, including, without limitation, those items listed on Schedule 3.5.1, other than such documents and information that Seller deems to be confidential or proprietary (collectively, the “Materials”).

3.5.2.      Except as expressly set forth in Seller’s Representations, Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.  All Materials and Third-Party Reports shall be returned to Seller or destroyed by Purchaser if this Contract is terminated for any reason.

3.5.3.      Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property, which is the rent roll Seller uses in the ordinary course of operating the Property (the “Rent Roll”).  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.5.4.      Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.

3.6.            Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then Seller shall execute and deliver, on or before Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and Seller shall attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment, and Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to a failure to obtain such consents.  Notwithstanding any contrary provisions hereof, Seller, at its sole cost and expense, shall terminate, which termination shall be effective upon the Closing Date, (a) Seller’s property management contract, (b) any and all “national “ contracts to the extent they relate to the Property and are terminable, and (c) any contracts with any entities that are in anyway affiliated with or related to Seller or AIMCO.

ARTICLE IV
TITLE

4.1.            Title Documents.

  Within 3 Business Days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment or preliminary title report (“Title Commitment”) to provide a standard American Land Title Association owner’s title insurance policy for the Land and Improvements, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Seller shall be responsible only for payment of the base premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2.            Survey.

  Subject to Section 3.5.2, within 3 Business Days after the Effective Date, Seller shall deliver to Purchaser the existing survey of the Property dated August 14, 2006 and prepared by Smith Roberts (the “Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”).

4.3.            Objection and Response Process.

  On or before the date which is 20 days after the Effective Date (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before 25 days after the Effective Date (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any, provided that if the Objections include any items described in Section 4.4.1(b) and represent lien(s) valued at $30,000 or less in the aggregate, Seller shall be deemed to have agreed to cure such Objection(s) up to the aggregate amount of $30,000.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed 10 days in the aggregate.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4.            Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1.      All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens, monetary judgments against Seller recorded prior to Closing, monetary judgments against the Property recorded prior to Closing and not arising by, through or under Purchaser, any mortgage or deed of trust granted by Seller that encumbers the Property but excluding the Assumed Encumbrances, and liens for taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be modified to be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date;

4.4.2.      All Leases;

4.4.3.      The Assumed Encumbrances;

4.4.4.      Applicable zoning and governmental regulations and ordinances; and

4.4.5.      Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5.            Assumed Encumbrances.

4.5.1.      Purchaser recognizes and agrees that, in connection with a loan (the “Loan”) made to Seller by Federal Home Loan Mortgage Corporation (as assignee of Capmark Finance Inc. (the “Lender”), the Property presently is encumbered by a deed of trust dated July 24, 2006 and recorded July 28, 2006 as instrument number 2006-1008352 of the Official Records of Maricopa County, Arizona, and a deed of trust dated March 31, 2008 and recorded April 01, 2008 as instrument number 2008-286048 of the Official Records of Maricopa County, Arizona (collectively, the “Assumed Deed of Trust”) and certain other security and related documents in connection with the Loan (collectively, the “Assumed Encumbrances”).  The Loan is evidenced by that certain promissory note dated as of July 26, 2006 in the stated principal amount of $14,400,000.00 and that certain promissory note dated as of March 31, 2008 in the stated principal amount of $5,770,000.00 (collectively, the “Note,” and together with the Assumed Deed of Trust, the Assumed Encumbrances and any other documents executed by Seller in connection with the Loan, the “Assumed Loan Documents”), executed by Seller and payable to the order of the Lender.  Within 3 Business Days after the Effective Date, Seller agrees that it will make available to Purchaser (in the same manner in which Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) copies of the Assumed Loan Documents which are in Seller’s possession or reasonable control (subject to Section 3.5.2).

4.5.2.      Purchaser agrees that, at the Closing and subject to Lender’s approval, (a) Purchaser shall assume Seller’s obligations under the Note and all of the other Assumed Loan Documents upon terms and conditions acceptable to Purchaser in Purchaser’s commercially reasonable discretion and accept title to the Property subject to the Assumed Deed of Trust and the Assumed Encumbrances, and (b) the Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from their obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Note, arising from and after the Closing Date or with respect to environmental conditions not existing prior to the Closing Date (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”).  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of Seller, AIMCO or their respective affiliates (the “Specific AIMCO Provisions”), and (y) unless Lender otherwise agrees in Lender’s sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.5.3.      Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to apply for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 15 days after the Effective Date (the “Loan Assumption Application Submittal Deadline”), shall satisfy the requirements set forth in the Assumed Loan Documents to allow for the Loan Assumption and Release, including, without limitation, submitting a complete application to Lender for assumption of the Loan together with all documents and information required in connection therewith (the “Loan Assumption Application”).  Purchaser agrees to provide Seller with a copy of the Loan Assumption Application no later than 2 Business Days prior to the Loan Assumption Application Submittal Deadline and shall provide evidence of its submission of the Loan Assumption Application to Lender on or before the Loan Assumption Application Submittal Deadline; provided such evidence shall not include any supporting financial statements, tax returns, organizational documents, or other materials or correspondence between Purchaser and Lender.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Lender in connection with the Loan Assumption Application.

4.5.4.      Purchaser shall comply and shall cause its affiliates to comply with Lender’s assumption guidelines in connection with the Loan Assumption and Release, and, if required by the Lender, Purchaser shall cause such other person or entity reasonably acceptable to the Lender, to execute and deliver a customary “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and a customary environmental indemnity in favor of Lender.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies noted by Lender in connection with the Loan Assumption Application no later than 3 Business Days after notification from Lender of such deficiency.  Purchaser acknowledges that Lender’s assumption guidelines may not be consistent with the provisions of the Assumed Loan Documents concerning the Loan Assumption and Release.  Purchaser shall coordinate with the Lender to comply with the appropriate provisions of both the Assumed Loan Documents and Lender assumption guidelines in order to allow for the Loan Assumption and Release.

4.5.5.      Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees and endorsement fees) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release.

4.5.6.      At Closing, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loan, and at Closing, Purchaser shall remit to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by Lender to be maintained by Purchaser in connection with the Loan after the Loan Assumption and Release (the “Required Loan Fund Amounts”).

4.5.7.      Purchaser agrees promptly to deliver to the Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Seller agrees that it will cooperate with Purchaser and Lender, at no cost or expense to Seller, in connection with Purchaser’s application to Lender for approval of the Loan Assumption and Release.

4.5.8.      To the extent required by Lender, no later than 10 days after the Effective Date, Purchaser shall order a Phase I Environmental study and/or property condition report (prepared by a consultant and engineer reasonably acceptable to Lender), and covenants that such Phase I Environmental study and/or property condition report shall be delivered to Seller and Lender no later than 10 days prior to the Closing Date in connection with and as a precondition to the Loan Assumption and Release.

4.5.9.      Purchaser shall be in default hereunder if Purchaser fails to submit a complete Loan Assumption Application by the Loan Application Submittal Deadline, in which event Seller’s sole remedy shall be to terminate this Contract prior to the expiration of the Feasibility Period upon written notice to Purchaser, whereupon the Escrow Agent shall return the Deposit, less the Independent Contract Consideration, to Purchaser, and this Contract shall be of no further force and effect subject to and except for the Survival Provisions.  Purchaser shall be in default hereunder if Purchaser fails to obtain the Loan Assumption and Release prior to the Closing Date so long as such failure is not directly and solely caused by Seller’s actions or inactions, in which event Seller may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Seller.

4.5.10.  Provided that (i) Purchaser fully complies with its obligations under this Contract (including this Section 4.5), (ii) Purchaser uses its commercially reasonable efforts to obtain written confirmation of the Lender’s approval of the Loan Assumption and Release upon terms and conditions acceptable to Purchaser in Purchaser’s commercially reasonable discretion, and (iii) Purchaser does not obtain written confirmation of Lender’s approval to the Loan Assumption and Release upon terms and conditions acceptable to Purchaser in Purchaser’s commercially reasonable discretion on or before the date that is 45 days after the Effective Date (the “Assumption Contingency Period”), then, prior to the expiration of the Assumption Contingency Period or the Extended Assumption Contingency Period, if applicable, Purchaser shall have the right to give Seller and Escrow Agent notice terminating this Contract based solely on the fact that the Lender has not provided written confirmation of its approval of the Loan Assumption and Release upon terms and conditions acceptable to Purchaser in Purchaser’s commercially reasonable discretion on or before the expiration of the Assumption Contingency Period or the Extended Assumption Contingency Period, if applicable, in which event this Contract shall be of no further force and effect, subject to and except for Purchaser’s liability pursuant to Section 3.4 and any other provision of this Contract which survives such termination, and Escrow Agent shall thereafter return the Deposit to Purchaser in accordance with the terms of this Contract.

4.5.11.  Subject to the conditions of items (i) through (iii) of Section 4.5.10 above, and provided that Purchaser deposits with Escrow Agent an additional $25,000.00 (with respect to the extension right, and which amount shall become a part of the Deposit), Purchaser shall have the 1-time right to extend the Assumption Contingency Period for an additional 30-day period (the “Extended Assumption Contingency Period”) by delivering written notice of such extension to Seller no later than 5:00 p.m. on or before the date of expiration of the Assumption Contingency Period.  If Purchaser fails to provide Seller and Escrow Agent with written notice of extension of the Assumption Contingency Period prior to the expiration of the Assumption Contingency Period, in strict accordance with the notice provisions of this Contract, Purchaser’s right to extend the Assumption Contingency Period under this Section 4.5.10 shall be permanently waived.  If Purchaser fails to provide Seller and Escrow Agent with written notice of termination prior to the expiration of the Assumption Contingency Period or, if duly and properly extended as provided in this Section 4.5.10, the Extended Assumption Contingency Period, in strict accordance with the notice provisions of this Contract, Purchaser’s right to terminate under this Section 4.5 shall be permanently waived, this Contract shall remain in full force and effect, the Deposit shall be non-refundable, and Purchaser’s obligation to purchase the Property shall be conditioned only as provided hereafter in accordance with the terms of this Contract.

4.6.            Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception, provided that if the New Exceptions include any items described in Section 4.4.1(b) and represent lien(s) valued at $30,000 or less in the aggregate together with any other Objections Seller is deemed to have agreed to cure pursuant to Section 4.3, Seller shall be deemed to have agreed to cure such New Exceptions up to the aggregate amount of $30,000 together with such other Objections.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7.            Purchaser Financing.

  Except as otherwise provided in Section 4.5 above with respect to the Loan Assumption and Release, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.8.            Housing Assistance Program Vouchers.

  Purchaser acknowledges that the HAP Tenant Based Voucher Contract(s) require(s) the satisfaction by Purchaser of certain requirements as set forth therein and established by the local housing authorities (collectively, the “Housing Authority”) to allow for the assumption of the HAP Tenant Based Voucher Contract(s), Purchaser agrees that, at the Closing, either (a) Purchaser shall assume all obligations under the HAP Tenant Based Voucher Contract(s) and accept title to the applicable Property subject to the same, or (b) the existing HAP Tenant Based Voucher Contract(s) shall be terminated, and Purchaser shall enter into replacement HAP Tenant Based Voucher Contract(s) which are acceptable to the Housing Authority (collectively, the foregoing (a) and (b) referred to herein as the “HAP Tenant Based Voucher Assumption”).  Purchaser shall indemnify and hold the Seller and the Seller’s Indemnified Parties harmless from and against any and all claims, losses, damages, and expenses (including reasonable attorneys’ fees) that may be incurred by Seller and/or any of the Seller’s Indemnified Parties from and after the Closing Date relating solely to matters first arising from and after Closing, in connection with the HAP Tenant Based Voucher Assumption.

ARTICLE V
CLOSING

5.1.            Closing Date.

  The Closing shall occur on the earlier to occur of (i) the 20th day following Purchaser’s and Seller’s receipt of Lender’s written approval of the Loan Assumption and Release or (ii) the 20th day following the expiration date of the Assumption Contingency Period or, if properly exercised pursuant to Section 4.5.11, the Extended Assumption Contingency Period (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with the Loan Assumption and Release.

5.2.            Seller Closing Deliveries.

  Except for the closing statement which shall be delivered on or before the Closing Date, Seller shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:

5.2.1.      Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2.      A Bill of Sale in the form attached as Exhibit C.

5.2.3.      A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4.      An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5.      Seller’s counterpart signature to the closing statement prepared by Title Insurer.

5.2.6.      A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7.      A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8.      Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.9.      An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10.  An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11.  Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under terms of the Contract.

5.2.12.  An Affidavit of Property Value prepared in accordance with Arizona law (the “Property Value Affidavit”).

5.2.13.  An Assumption Agreement reasonably acceptable to Seller in connection with the Loan Assumption and Release (the “Assumption Agreement”).

5.3.            Purchaser Closing Deliveries.

  Except for: (i) the closing statement which shall be delivered on or before the Closing Date, and (ii) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3, Purchaser shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:

5.3.1.      The full Purchase Price (with credit for the Deposit, including the additional $25,000.00, to the extent paid pursuant to Section 4.5.11 and, if applicable, the Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2.      Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.

5.3.3.      A countersigned counterpart of the General Assignment.

5.3.4.      A countersigned counterpart of the Leases Assignment.

5.3.5.      Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.6.      A countersigned counterpart of the Property Value Affidavit.

5.3.7.      Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.8.      If Purchaser elects to cause and the Lender has agreed to permit the Loan Assumption and Release upon terms and conditions acceptable to Purchaser in Purchaser’s commercially reasonable discretion, all documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the Lender to cause the Loan Assumption and Release.

5.3.9.      Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.10.  Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.3.11.  A countersigned counterpart of the Assumption Agreement.

5.4.            Closing Prorations and Adjustments.

5.4.1.      General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, rental taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing and shall use good faith efforts to deliver such Proration Schedule 2 days prior to Closing.

5.4.2.      Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3.      Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company (provided that any such deposits are not credited to Seller on the closing statement), and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.  Seller shall have no responsibility or liability for Purchaser’s failure to arrange utility service for the Property as of the Closing Date.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to arrange utility service as of the Closing Date.

5.4.4.      Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5.      Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6.      Leases.

5.4.6.1              All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  In addition, if Purchaser elects to terminate any utility rebilling contract associated with the Property, then Seller shall receive a credit at Closing equal to the average of the amount of the monthly utility bill associated with the Property for the preceding 12 months, multiplied by 3.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser, as provided hereinbelow.  For a period of 180 days following Closing, Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, second, to any past-due rents attributed to periods following the Closing, third, to Purchaser’s reasonable third-party costs of such collection, and fourth, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2              At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7.      Existing Loan.  Seller shall be responsible for all principal required to be paid under the terms of the Note prior to Closing, together with all interest and any penalties accrued under the Note prior to Closing, all of which may be a credit against the Purchase Price as provided in Section 2.2.3.  Purchaser shall be responsible for the payment of all principal required to be paid from and after Closing, together with all interest accruing under the Note from and after Closing.  Purchaser shall also be responsible for all Lender Fees and all other fees, penalties, interest and other amounts due and owing from and after Closing under the Assumed Loan Documents as a result of the Loan Assumption and Release.  As set forth in Section 4.5.6, any existing reserves, impounds and other accounts maintained in connection with the Loan shall be assigned to Purchaser, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8.      Insurance.  Except as provided in Article X, no proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to Closing Date (“Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9.      Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.10.  Closing Costs.  At Closing, Purchaser shall pay any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  At Closing, Seller shall pay the base premium for the Title Policy to the extent required by Section 4.1, the cost of recording any instruments required to discharge any liens or encumbrances against the Property not caused by Purchaser’s actions, and one-half of the customary closing costs of the Escrow Agent.

5.4.11.  Utility Contracts.  If Seller has entered into an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property) (a “Utility Contract”), or an affiliate of Seller has entered into a Utility Contract, then Seller shall assign and Purchaser shall assume the Utility Contract with respect to the Property, and if required by the terms of such Utility Contract, Purchaser shall attempt to obtain consent to such assignment and assumption, and Purchaser shall hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain such consent.  Notwithstanding the foregoing, Seller may instead elect to receive a credit at Closing equal to the reasonably calculated costs of the Utility Contract attributable to the Property from and after the Closing, and Seller shall remain responsible for payments under the Utility Contract.

5.4.12.  Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “Records Disposal Notice”).  Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain.

5.5.            Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in the aggregate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1.            Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1.

6.1.1.      Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to any approvals required from Lender for the Loan Assumption and Release, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against Seller in accordance with its terms.

6.1.2.      Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.3.      Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property, which will adversely impact Seller’s ability to convey the Property.

6.1.4.      To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date.

6.1.5.      To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects.

6.1.6.      To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.1.7.      To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

6.1.8.      To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any pending or threatened condemnation or taking proceedings affecting the Property.

6.2.            AS-IS.

  Except as otherwise expressly set forth in Seller’s Representations or any default of any Seller’s covenants hereunder that are not waived by Purchaser pursuant to Section 8.1:

6.2.1.      The Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

6.2.2.      The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property.

6.2.3.      Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.

6.2.4.      Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.

6.2.5.      Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.

6.2.6.      Purchaser hereby releases Seller from any and all claims and liabilities relating to the matters set forth in this Section.

6.3.            Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 6 months (the “Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has initiated litigation against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $300,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4.            Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and the Community Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager and Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager and Community Manager any individual personal liability.  As used herein, the term “Regional Property Manager” shall refer to Teresa Nicklas who is the regional property manager handling this Property and the term “Community Manager” shall refer to Diana Jordan who is the community manager handling this Property.

6.5.            Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1.      Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.5.2.      Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3.      No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4.      Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5.      The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6.      Purchaser is not a Prohibited Person.

6.5.7.      To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8.      To Purchaser’s knowledge, the funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9.      To Purchaser’s knowledge, the funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1.            Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed Leases shall not have a term in excess of 15 months and any new Property Contract shall be terminable upon 30 days notice without penalty.

7.2.            General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3.            Liens.

  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1.            Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1.      All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2.      Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3.      Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4.      Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding; and

8.1.5.      The Loan Assumption and Release shall occur simultaneously with Closing hereunder.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, subject to the proviso at the end of this sentence, or (c) if such failure constitutes a default by Seller of its covenants hereunder, exercise any of its remedies pursuant to Section 10.2; provided, that if Purchaser terminates this Contract as a result of the failure of the condition in Section 8.1.5 and such failure constitutes a default by Purchaser of its covenants hereunder, the Deposit shall not be returned to Purchaser and Seller may exercise any of its remedies pursuant to Section 10.1.

8.2.            Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1.      All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2.      Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3.      Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4.      Purchaser shall not be a debtor in any bankruptcy proceeding;

8.2.5.      There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

8.2.6.      The Loan Assumption and Release shall have occurred.

Notwithstanding anything to the contrary, there are no other conditions to Seller’s obligation to Close except as expressly set forth in this Section 8.2.  If any of the foregoing conditions to Seller’s obligations to close with respect to the conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract, or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1.

ARTICLE IX
BROKERAGE

9.1.            Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Apartment Realty Advisors │ Phoenix, 2415 E Camelback Road, Suite 550, Phoenix, Arizona 85016 (“Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party; provided, however, Seller shall, in all events, indemnify and defend Purchaser and its affiliated entities from any and all claims for commission and/or other items from Broker in anyway relating to the Property and/or the transactions contemplated in this Contract, which obligation shall survive the Closing and any termination of this Agreement.

9.2.            Broker Commission.

  If Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1.        Purchaser Default.

  If Purchaser defaults on its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price in accordance with Article II and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, upon Seller’s termination of this Contract but subject to the provisions of the following paragraph, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If Purchaser defaults on any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then upon Seller’s termination of this Contract but subject to the provisions of the following paragraph, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

Seller and Purchaser hereby agree that it is not appropriate for Seller to retain the Deposit as liquidated damages for a default by Purchaser occurring prior to the expiration of the Feasibility Period.  In this regard and notwithstanding any other provision of this Contract to the contrary, if Seller terminates this Contract as a result of a Purchaser default occurring prior to the expiration of the Feasibility Period, Seller shall be entitled to the amount of the Deposit attributable to (i) Seller’s actual damages resulting from Purchaser’s default(s) under this Contract, and (ii) any amounts due with respect to Purchaser’s express indemnity obligations in Sections 3.4.1 and 9.1.

10.2.        Seller Default.

  If Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of the Property on the Closing Date, or (ii) prior to the Closing defaults on its covenants or obligations under this Contract, and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (a) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $50,000 in the aggregate, or (b) subject to the conditions below, seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Contract; and (y) file suit therefor with the court on or before the 90th day after the Closing Date.  If Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDIES AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  (PURCHASER’S REMEDIES AS TO DEFAULTS WITH RESPECT TO SELLER’S REPRESENTATIONS ARE ADDRESSED IN SECTION 6.3 AND SECTION 9.1 ABOVE.)  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.  Nothing herein shall preclude Purchaser from recovering prevailing party attorneys fees and costs pursuant to Section 13.16 below.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1.        Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $500,000.00 (a “Major Damage,” then Seller shall have no obligation to make such Repairs and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  If there is a Major Damage, then Purchaser may elect, by delivering written notice to Seller on or before the earlier of (x) Closing and (y) the date which is ten (10) days after Purchaser’s receipt of the Damage Notice, to terminate this Contract, in which event the Deposit shall be returned to Purchaser.  In the event Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2.        Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and the cost of Repairs is equal to or less than $500,000.00, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3.        Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith; or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4.        Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs; provided, however, that (except in the event of emergency, as determined in Seller’s sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser will likely have to assume such Contract.  Notwithstanding the foregoing to the contrary, Seller retains the sole right and authority to enter into any such contract.

ARTICLE XII
EMINENT DOMAIN

12.1.        Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1.        Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2.        Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3.        Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4.        Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5.        Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6.        Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery (i.e., email) with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Acacia Capital Corporation

101 S. Ellsworth Avenue, Suite 300

San Mateo, CA 94401-3911

Attention:  Amanda H. Lindberg

Telephone: 650-372-6471

Facsimile:  650-378-8977

Email: ahlindberg@acacia-capital.com

With a copy to:

McPharlin Sprinkles & Thomas LLP

160 West Santa Clara Street

Suite 400

San Jose, California  95113

Attention:  David Thomas, Esq

Telephone: 408-293-1900

Facsimile: 408-293 1999

Email:  ndthomas@mstpartners.com

To Seller:

Wood Creek CPGF 22, L.P.

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:          Mark Reoch

Telephone:        303-691-4337

Facsimile:         303-300-3261

Email:  mark.reoch@aimco.com

And:

Wood Creek CPGF 22, L.P.

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:          Mr. John Bezzant

Telephone:  303-793-4774

Facsimile:  720-493-6528

Email:  john.bezzant@aimco.com

with copy to:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Trent Johnson, Esq.

Telephone: 303-691-4348

Facsimile:  303-300-3297

Email:  trent.johnson@aimco.com

and a copy to:

Apartment Realty Advisors │ Phoenix

2415 E Camelback Road, Suite 550

Phoenix, Arizona  85016

Attention:  Brad Goff

Telephone: 602-852-3781

Facsimile: 602-252-4236

Email:  goff@ARAusa.com

and a copy to:

Ballard Spahr LLP

1225 17th Street, Suite 2300

Denver, Colorado  80202-5596

Attention:  Beverly J. Quail, Esq. and Alicia B. Clark, Esq.

Telephone: 303-292-2400

Facsimile:  303-296-3956

Email:  clarka@ballardspahr.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company

1125 17th Street, Suite 750

Denver, Colorado 80202

Attention: Stephen Sanders

Telephone: 303-876-1133

Facsimile: 303-704-1878

Email: stephensanders@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7.        Governing Law and Venue.

  The laws of the State of Arizona shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8.        Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9.        Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10.    Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11.    Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12.    Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13.    Confidentiality.

  Seller and Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that each may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its lenders, attorneys and accountants.  Furthermore, Seller may disclose the terms and conditions of this Contract as is necessary, in Seller’s sole discretion, in order for Seller to make any public disclosures required under federal or state securities laws or regulations.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, investors and lenders, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, each party shall use its reasonable efforts to prevent its Consultants, investors and lenders from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Following the expiration of the Feasibility Period and provided this Contract has not been terminated and is in full force and effect, Seller shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

13.14.    Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15.    Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16.    Attorneys Fees.

  In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation, including the cost of in-house counsel and any appeals.  Notwithstanding any provisions of this Contract to the contrary, the obligations of the parties under this Section 13.16 shall survive any termination of this Contract or the Closing and no other provision of this Contract shall be construed as a limitation of a party’s right to receive prevailing party fees, costs, and expenses from the other party as provided in this Section 13.16.

13.17.    Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18.    1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section 13.18 to the contrary, Seller shall have the right to extend the Closing Date (as extended pursuant to the second or third sentences of Section 5.1) for up to 30 days in order to facilitate a tax free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith; provided, however, Seller shall only have the right to so extend the Closing Date if Seller provides written notice to Purchaser of such fact prior to the expiration of the Feasibility Period.

13.19.    No Personal Liability of Officers, Trustees or Directors.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.  Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser, or Purchaser’s partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20.    ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21.    No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.22.    Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23.    AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.24.    Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.25.    Survival.

  Except for (a) all of the provisions of Article X and of this Article XIII (other than Section 13.18); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.5.5, 4.5.6, 4.8, 5.4, 5.5, 6.1, (for the Survival Period only) 6.2, 6.3, 6.5, 9.1, and 11.4; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing; and (d) any payment or indemnity obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.26.    Multiple Purchasers.

  As used in this Contract, the term “Purchaser” includes all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.27.    WAIVER OF JURY TRIAL.

  THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1.        Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

WOOD CREEK CPGF 22, L.P.,

a Delaware limited partnership

By:       CPGF 22 WOOD CREEK GP, L.L.C.,

a South Carolina limited liability company,

its general partner

By:       CENTURY PROPERTIES GROWTH FUND XXII, LP,

a Delaware limited partnership,

its member

By:       FOX PARTNERS IV,

a California general partnership,

its general partner

By:       FOX CAPITAL MANAGEMENT

            CORPORATION,

a California corporation,

its managing general partner

By:  /s/Trent A. Johnson

Name:  Trent A. Johnson

Title:  Vice President

[Purchaser’s Signature Page Follows]

Purchaser:

APC 2010 INVESTMENT, LLC,

a Delaware limited liability company

By:       Acacia Property Corporation 2010,

            an Arizona corporation

By:  /s/Todd Darling

Name:  Todd Darling

Title:  Authorized Representative